EXHIBIT 21.1 - FORM F-1 REGISTRATION STATEMENT

TOWER ONE WIRELESS CORP.

List of Subsidiaries:

Entity	Country	Percentage of ownership
Subsidiaries
Tower Two SAS	Argentina	100%
Tower Three SAS	Colombia	100%
Tower 3 SA	Argentina	100%
Innervision SAS	Colombia	100%
Evolution Technology SA	Argentina	91.25%
Tower Construction & Technical Services, LLC	USA	50%
Tower One Wireless Mexico S.A. de C.V.	Mexico	90%
Towerthree Wireless del Ecuador S.A.	Ecuador	90%

Note

(1) The Company directly owns 40.55% of Evolution Technology SA ("Evotech") and indirectly owns 50.70% of Evotech through its wholly-owned subsidiary, Tower Three SA, for a total ownership interest of 91.25% of Evotech.

(2) The Company currently hold a 100% interest in Innervision S.A.S ("Innervision") indirectly through its wholly owned subsidiary Tower Three.